EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13D

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13D and any further amendments thereto needs to be filed with respect to the beneficial ownership by each of the undersigned of the common units of USA Compression Partners, LP, a Delaware limited partnership, and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13D, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning any other person making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement as to Joint Filing may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have set their hands as of this 14th day of January, 2026.

WESTERMAN INTERESTS, INC.

By:         /s/ Avril Westerman
Name:    Avril Westerman
Title:      Vice President

WESTERMAN, LTD.

By: Westerman Interests, Inc., its general partner

By:         /s/ Avril Westerman
Name:    Avril Westerman
Title:      Director

SCHEDULE A

The following sets forth the name, position, and principal occupation of each director and executive officer of each of the Reporting Persons. Each such person is a citizen of the United States of America. The business address of each director and officer is c/o Westerman Ltd., 16479 N. Dallas Parkway, Ste 110, LB-14, Addison, Texas 75001.

WESTERMAN INTERESTS, INC.

Name	Position	Principal Occupation
Avril Westerman	Director & Vice President	Oversight and management of the operations family office and the family’s diversified portfolio of investments
Jim Adams	Director & President	Consultant at Binnean LLC
Damian Westerman	Director & Vice President	Oversight of the operations family office and the diversified portfolio of investments
Haley Dix	Treasurer	Oversight and management of finance, accounting and tax for the family office
Brianna Henson	Secretary	Oversight and management of the operations for the family office

WESTERMAN, LTD.

Name	Position
Westerman Interests, Inc.	General Partner